April 11, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities and Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
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        Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[X]     Soliciting Material Pursuant to Section 240.14a-12

                              KeySpan Corporation
                              -------------------
                (Name of Registrant as Specified in Its Charter)

                                     (N/A)
                                     -----
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     N/A______________________________________________________________
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     to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4)  Proposed maximum aggregate value of transaction:
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The following letter from Robert B. Catell, Chairman and Chief Executive Officer is being distributed to all KeySpan shareholders as part of the 2005 KeySpan Annual Report. The Annual Report is being mailed on or about April 11, 2006.


Dear Fellow Shareholder,


For KeySpan, 2005 was a year defined by strong operational and financial performance in an increasingly complex environment. It was this performance - and indeed our sustained performance over the last eight years - that set the stage for us to take a bold, exciting and decisive step into the future on February 27, 2006.

On that date, KeySpan announced a definitive agreement with National Grid in which National Grid will acquire all the outstanding shares of KeySpan for $7.3 billion in cash or $42 per share. While both companies' boards unanimously approved the agreement, shareholder and certain other regulatory approvals are necessary to achieve a targeted completion date of early 2007. Upon approval, KeySpan will become a wholly owned subsidiary of National Grid. As a shareholder, you will be receiving materials in the near future concerning this transaction.

At a time when energy costs and industry consolidation are defining the future of our industry, this agreement provides a premium return on your investment. It provides the platform that will create a stronger company that can better compete and win in a progressive, deregulated marketplace - one where size, scale and balance are important strategic differentiators for long-term, sustainable growth. Upon approval, KeySpan will join with National Grid to establish the third largest energy delivery company in terms of customers in the United States.

As part of this larger company, we'll have access to greater resources to better tackle the tough issues - like high-priced, volatile energy markets and the ability to meet customers' demand for energy through enhanced supply, natural gas pipelines and infrastructure. And because National Grid's U.S. business is focused on the Northeast, where our combined service areas are contiguous in many places, there are many opportunities to achieve economies of scale and reduce costs for customers.

In short, KeySpan will become an important part of one of the most efficient, reliable and growth-focused energy delivery companies in the world.

BUILDING THE PLATFORM

KeySpan's excellent financial performance, core expertise in gas and electric operations, and our strong record in customer and community service all played a large role in why National Grid found KeySpan so valuable and attractive. And it provides the foundation for what promises to be a fruitful relationship for the new, combined company and its customers and shareholders.


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


In 2005, we delivered solid core earnings per share of $2.37, in line with analysts' estimates and an increase of 5 percent as compared to 2004. We reduced our debt-to-capitalization ratio from more than 53 percent to less than 51 percent, further improving our balance sheet. And in December, your board approved an annual dividend increase of four cents to $1.86 per share, the second consecutive year we were able to raise the dividend. KeySpan shareholders will continue to receive quarterly dividend payments until completion of the transaction.

Despite the challenge of higher gas commodity prices, which resulted in increased uncollectible accounts and less usage per customer, KeySpan's gas business completed 46,000 gas installations in 2005, adding almost $50 million in new gross profit margin. Net revenues were higher than 2004 by $48 million. Overall, KeySpan realized another year of organic growth, which helped offset the impact of higher costs.

The electric business also performed exceptionally. The Ravenswood facility and all of the Long Island generating units were close to 100 percent available and operating at top performance during the very hot summer. This combination of availability and efficiency helped earn $342 million in operating income, 18 percent higher than 2004.

And our new, enhanced agreement with the Long Island Power Authority (LIPA) was a case study in managing complexity. With no archetype to follow, we had to produce our own working, flexible model for this unique relationship - one that would provide benefit for shareholders, employees and Long Island consumers. We worked in partnership with LIPA to diligently achieve these objectives and create certainty in our Long Island electric operations through 2013. Now, we look forward to bringing the benefits of our combined company to LIPA and all its customers.

We bring these strengths - and more - to the table. Combining with National Grid, of course, also gives us a myriad of benefits that we wouldn't have on our own. It gives us the opportunity to lower risk and compete as a stronger player in the midst of a changing marketplace. And it allows us to drive growth to new heights, as part of a bigger company that will have the scale and resources necessary to enhance customer service and grow in today's complex environment.

AN IDEAL COMBINATION

Beyond the numbers, it's also an excellent fit for both companies. Both National Grid and KeySpan are dedicated to supply diversity and delivering energy in the most efficient, cost-effective way to customers. Both look to achieve outstanding operational performance in the most economical manner possible. Both have a substantial commitment to the local communities we serve, the natural environment we operate in, and the principles of sound fiscal and corporate accountability. And both boast a core of excellent employees who are technological leaders.


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


AN EXCITING FUTURE

Clearly, this is a bold step for KeySpan. But one that I feel is both necessary and evolutionary. And while employees may naturally feel some uncertainty, both companies are committed to achieve any staff reductions sensitively - through attrition and voluntary programs. Overall, I see much upside potential for our excellent employees to develop their talents and expand their opportunities as part of a global company.

Upon completion of the transaction, I will become executive chairman of National Grid's U.S.A. operation for two years. I will also serve as deputy chairman on National Grid's 14-member board in the United Kingdom, where one member of KeySpan's current board will join me, ensuring a strong role in the combined company. I especially look forward to working with Mike Jesanis, who will serve as president and chief executive officer of the combined company, and Steve Holliday, chief executive designate of National Grid plc. I have come to better know these two talented and experienced men over the last several months - and I assure you we share a common philosophy and vision.

I've enjoyed a highly satisfying 48 years in this business; the last eight have been especially fulfilling. My thanks to our loyal shareholders who've invested their hard-earned dollars with us, and to our employees, who've made our success possible. I also want to thank KeySpan's board of directors; they were instrumental in making KeySpan the company we are today - and making us part of the company we will be tomorrow.

As I conclude this letter, I'm confident and excited about the future. The KeySpan Corporation is poised to build on our successful history as a vital part of a larger, stronger company that can lay claim to the title we've relentlessly pursued since KeySpan was formed: the premier energy company in the Northeast.


/s/Robert B. Catell
Robert B. Catell
Chairman and Chief
Chairman and Chief Executive Officer

March 21, 2006


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


Additional Information and Where to Find It
-------------------------------------------

KeySpan intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement and other relevant documents in connection with the proposed acquisition of KeySpan by National Grid. Investors and security holders of KeySpan are advised to read the proxy statement and other relevant documents when they become available, as they will contain important information about the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by KeySpan with the SEC, when they become available, at the SEC's web site at http:/www.sec.gov.

KeySpan and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its security holders in connection with the proposed acquisition. Information concerning the interests of KeySpan's participants in the solicitation is set forth in KeySpan's most recent proxy statement and Annual Report on Form 10-K (filed with the SEC on March 30, 2005 and February 28, 2006, respectively) and will be set forth in the proxy statement relating to the acquisition when it becomes available.








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